EXHIBIT 99.1

[DRESSER, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

DRESSER, INC. PROVIDES BUSINESS UPDATE FOR

SECOND QUARTER 2003

The Company also gives an update on 2001 re-audit and 2002 audit

DALLAS, TX (August 13, 2003)—Dresser, Inc. today provided a business update for the second quarter of 2003, and gave an update on its 2001 re-audit and 2002 audit.

Second quarter 2003 business update

As announced previously, the Company is currently restating its 2001 results and is not providing full financial statements until the re-audit is complete. All financial information provided in this release is unaudited and subject to change as the Company completes its 2001 re-audit, 2002 audit, and review of the first and second quarters of 2003.

The Company disclosed that cash and equivalents on June 30, 2003 were approximately $102 million, compared to approximately $123 million on March 31, 2003.

Total debt at the end of the second quarter of 2003 was approximately $973 million, compared to approximately $974 million at the end of the first quarter of 2003. The Company’s revolving credit facility remains undrawn, with approximately $32 million in commitments for letters of credit outstanding as of June 30, 2003, which was approximately the same amount outstanding as of March 31, 2003.

Capital expenditures in the second quarter of 2003 totaled approximately $6 million, compared to approximately $4 million for the second quarter of 2002.

Cash interest paid in the quarter ended June 30, 2003 was approximately $32 million.

Patrick Murray, Chief Executive Officer of Dresser, Inc., said “Net income and EBITDA were substantially weaker than the prior year and the first quarter of 2003 primarily due to the impact of the strike in our Waukesha Engine business of approximately $12 million, costs associated with the restatement and re-audit of approximately $6 million, and other costs of approximately $5 million related primarily to previously announced plant consolidations and a reduction in force in our retail fueling business.”

“Excluding the three items discussed above, EBITDA would have been flat with the corresponding measure in the first quarter of 2003 and down substantially from the second quarter of the prior year. The most significant change relative to expectations was a higher than anticipated impact from the strike at Waukesha Engine. As a result of this unexpected change, we amended our credit agreement to expressly allow our EBITDA results to be adjusted for the impact of the strike up to an aggregate maximum of $13 million during the second and third quarters of 2003.”

“On the positive side,” continued Murray, “we ended the quarter with cash and equivalents in excess of $100 million, and our bookings and backlog picture continued to improve. Our bookings have now exceeded

Dresser, Inc. Provides Second Quarter 2003 Business Update and Gives Update on 2001 Re-audit and 2002 Audit revenues in both the first and second quarters of the year, and our backlog has grown for six consecutive months through June. This positive momentum in our business should lead to a significantly stronger second half of the year.”

Flow Control volumes lower on year-to-year basis; volumes up sequentially

“Volume declined in our Flow Control segment compared to the prior year, in part due to the large volume we shipped in 2002 to the Barracuda-Caratinga project offshore Brazil,” commented Murray. “Volumes were up sequentially from the first quarter although we didn’t see as much earnings improvement in our on/off valve product line as we expected. This was primarily due to production delays in an Italian manufacturing location. Market conditions in other product lines in the Flow Control segment were essentially unchanged from the first quarter with U.S. markets relatively soft while international markets remain reasonably healthy.”

“However,” said Murray, “international project bookings and backlog continue to strengthen and should provide for significant sequential revenue growth from the second quarter. Throughput at our Italian manufacturing location improved in July and we expect to see better results in the third quarter from our Flow Control segment.”

Measurement Systems volume up due to addition of Tokheim business and increased equipment and service sales in U.S.

“Volume in our Measurement Systems segment, both sequentially and year-on-year, was positively impacted by the acquisition of Tokheim North America. The positive contribution from the increased volume was offset by transition-related expenses and higher operating costs, as we consolidated the acquisition into our Dresser Wayne business. With transition costs largely behind us, our operating leverage should improve.”

“Based on the rollout of point-of-sales systems contracts and increased volumes on the dispenser side, we expect a stronger second half in this segment, even after restructuring costs related to the previously announced consolidation of our German manufacturing facility into an existing plant in Sweden.”

Strike at Waukesha Engine causes year-on-year decline in Compression and Power Systems segment

“In our Compression and Power Systems segment, the impact of the Waukesha Engine strike was much greater than we originally anticipated. The work stoppage began on May 2nd and continued until the recent settlement on July 25th. Although we were able to continue production through the use of temporary workers and our non-union employees, the effect of the strike was a major contributor to the disappointing operating results for the Company and the segment for the quarter. “

“The positive outcome of the strike is that we achieved substantial rules changes and cost reductions, particularly in the area of health care costs. In addition, it allowed us to implement in a very short period of time many lean manufacturing and other productivity improvement projects. The combination of these factors should improve our operating leverage at Waukesha Engine and provide a positive contribution going forward.”

Second half 2003 operating results projected to be higher

“Our overall bookings and backlog picture give us confidence that the second half of the year will be stronger than the first half. Certainly, settlement of the Waukesha Engine strike and completion of the Tokheim integration will reduce much of the earnings drag that occurred in the second quarter. That, combined with an improving business picture, should give us a significant sequential improvement in operating results for the third quarter. However, we do expect to continue to incur costs associated with previously announced plant consolidations and additional expenses associated with the restatement and re-audit.”

Dresser, Inc. Provides Second Quarter 2003 Business Update and Gives Update on 2001 Re-audit and 2002 Audit

2001 re-audit and 2002 audit update

On August 8, 2003, the Company announced that it had not met its previous expectation to deliver audited financial statements by August 5, 2003. The Company received from its senior lenders an extension of its previous credit agreement waiver for delivering audited financials, as well as a waiver of any defaults under the credit agreement relating to previously delivered financial statements. The Company is in compliance with the terms of its credit agreement.

The Company has made, and expects to continue to make, all interest payments due to its senior subordinated note holders. However, due to its delay in filing its annual report on Form 10-K for 2002, as previously announced, as well as subsequent delays in filing of its quarterly reports on Form 10-Q for the first and second quarters of 2003, the Company continues to be in default of its reporting requirements to its senior subordinated note holders. If the Company were to issue its financial statements prior to a cure of that default, the notes and the Company’s borrowings under its senior credit facility would be presented as current liabilities and the Company believes that any opinion of its independent auditors would be qualified.

Although the re-audit has not been finished, substantial progress has been made. Preliminary results of the restatements of prior years resulted in no significant changes to cash or debt levels, or the total changes in cash and equivalents. Net income and EBITDA, however, will be substantially reduced in 2001 and prior years. The Company expects to report for 2001 revised net income of approximately $25 million, EBITDA of approximately $174 million, and Adjusted EBITDA (as defined in the “Notice relating to use of non-GAAP measures” set forth below) of approximately $199 million. The Company also expects to report net income and EBITDA declines for each of the years 1998, 1999 and 2000 of approximately 15%-20% and 10%-15%, respectively.

The Company expects no significant changes in its 1998, 1999 and 2000 cash flow statements, but expects to revise its 2001 cash flow statement. The total change in cash and equivalents for 2001 will increase approximately $4 million. Cash flows from operating activities will decrease approximately $43 million in 2001 as the result of an approximate $105 million reduction in the quarter immediately prior to the recapitalization transaction, and an approximate $62 million increase for the remainder of the year as reflected in the following table:

Anticipated Cash Flow Statement Impact

	2001
Changes in ($ millions):	Q1	Q2 - Q4	Total
Cash flows from operation activities	(105)	62	(43)
Cash flows from financing activities and cash flows from investing activities	105	(58)	47

Change in cash and equivalents	$—	$4	$4

In the first quarter of 2001, prior to the recapitalization transaction, the non-cash settlement of intercompany balances with the Company’s prior parent in anticipation of the recapitalization were included as a source of cash in cash flows from operating activities and a use of cash in cash flows from financing activities. Correction of this error will decrease cash flows from operating activities by approximately $105 million with a corresponding increase in cash flows from financing activities.

For the remaining three quarters, cash flows from operating activities will increase by approximately $62 million as a result of the correction of errors principally associated with the misclassification of deferred financing costs and non-cash components of acquisitions as uses of cash flows from operating activities. Correction of this error will also result in a decrease in cash flows from financing and investing activities of approximately $58 million.

Dresser, Inc. Provides Second Quarter 2003 Business Update and Gives Update on 2001 Re-audit and 2002 Audit

During the course of the 2001 re-audit, the Company identified a number of material weaknesses and significant deficiencies that were the cause of accounting errors in addition to the previously disclosed correction relating to pension and other retirement benefit obligations. These errors include: 1) the accounting for the acquisition of certain foreign entities as a purchase rather than as part of the total leveraged recapitalization transaction in April, 2001; 2) the exclusion from the Company’s carve-out financial statements of certain restructuring and other costs; 3) the inclusion of reserves in the carve-out financial statements that pertained to predecessor businesses and the subsequent incorrect use of those reserves; 4) the inclusion of non-cash changes in intercompany balances with our former parent as both a source of cash flows from operating activities and a use of cash flows from financing activities in the first quarter of 2001, as described above; and 5) other items.

To fully address these and other known accounting errors, the Company will restate financial results for 1998, 1999, and 2000, which will be presented as unaudited. In addition, as previously announced, the Company has been and expects to continue to review the nature and origin of these errors and improve certain of its internal controls and procedures, including a separate review by the Company’s audit committee.

“While we are disappointed that we were not able to complete the re-audit within the timeframe we originally expected,” said Murray, “the remaining work to be done is well defined. As expected, none of the corrections adversely impact the Company’s cash or debt levels. For 2002, we expect to report a net loss of approximately $12 million, cash flows from operating activities of approximately $133 million, EBITDA of approximately $143 million, and Adjusted EBITDA of approximately $171 million, which is a slight increase from the level we originally reported to our senior lenders at the time of the announcement of our re-audit. In addition, none of the corrections significantly impacts our operating results in 2003.”

Conference call

The Company will hold a conference call Thursday, August 14, at 11:00 a.m. EDT, 10:00 a.m. CDT. Following the brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-915-4836 (international dial 1-973-317-5319), ten minutes before the conference call begins and ask for the Dresser conference.

There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/ir at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be “listen only” and will not have the capability to take part in the Q&A session.

A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/ir, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through August 21 and may be accessed by dialing 1-800-428-6051 (international dial 1-973-709-2089), then enter passcode 303953.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 7,500 employees and a sales presence in over 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

Dresser, Inc. Provides Second Quarter 2003 Business Update and Gives Update on 2001 Re-audit and 2002 Audit

Notice relating to use of non-GAAP measures

EBITDA and EBITDA as defined in our credit agreement (“Adjusted EBITDA”) are non-GAAP measures used by management to measure performance. The Company believes that certain investors may find EBITDA and Adjusted EBITDA to be useful tools for measuring a company’s ability to service its debt. Adjusted EBITDA is also a metric used by our senior lenders under our credit agreement to determine if we are in compliance with loan covenants. As such, it may be important to investors to be aware of the same measure, as a default in a loan covenant could have significant consequences to the liquidity of the Company.

Nevertheless, EBITDA and Adjusted EBITDA have distinct limitations as compared to a GAAP number such as net income. By excluding interest and tax payments, for example, an investor may not see that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the devaluation of assets that produce revenue for the Company. Adjusted EBITDA, as defined in our credit agreement, further excludes factors such as “…all extraordinary, unusual or nonrecurring charges, gains and losses (including, without limitation all restructuring costs…)” and “…Non-cash Charges less any non-cash items increasing Net Income for such period (other than normal accruals in the ordinary course of business)…”. However, these are expenses that may recur and vary greatly and are difficult to predict. They can represent the effects of long-term strategies as opposed to short-term results. In addition, these expenses can represent the reduction of cash that could be used for other corporate purposes. Management compensates for these limitations by relying upon the GAAP results, and using the non-GAAP measures as supplements only.

The following table reconciles the Company’s unaudited estimates of EBITDA as restated and Adjusted EBITDA as restated** to net income as restated for the indicated years as described earlier:

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

($ millions)	2001	2002
Net (loss) income as restated	$24.9	$(12.1)
Interest expense*	68.6	98.6
Interest income	(3.2)	(2.6)
Income tax expense	28.8	16.1
Depreciation and amortization	54.4	43.1

EBITDA as restated	$173.5	$143.1
Non-recurring/Restructuring (1)	23.5	14.0
Non-cash Items (2)	—	13.1
Other (3)	2.1	0.5

Adjusted EBITDA as restated**	$199.1	$170.7

Notes:

*	2001 interest expense includes $6.9 million of amortization of deferred financing costs. 2002 interest expense includes $20.3 million of amortization of deferred financing costs, which includes $15.4 million of accelerated amortization expense arising from voluntary prepayments of senior debt during 2002. Cash interest expense in 2001 and 2002 were $48.3 million and $77.6 million, respectively. Cash interest expense in 2001 was principally related to the period following the April 10th recapitalization transaction.
**	Calculated based on the definition of “EBITDA” in our credit agreement. However, “Consolidated EBITDA” has been fixed in our credit agreement at $229.539 million for 2001 and $167.691 million for 2002 by Amendment No. 6 and Waiver to the Credit Agreement.
(1)	These items consist primarily of restructuring related costs including severance costs and inventory write-offs, compensation expense related to a pre-existing earn-out provision assumed in an acquisition, and deferred retention and restricted stock costs associated with the April 10th recapitalization transaction.
(2)	These expenses consist primarily of inventory write-offs and asset impairments.
(3)	These expenses consist primarily of non-capitalized transaction costs and effects of fluctuations in foreign currency values.

Dresser, Inc. Provides Second Quarter 2003 Business Update and Gives Update on 2001 Re-audit and 2002 Audit

Safe Harbor Statement

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company’s expectations regarding the results of restatements of past periods, estimated results for 2002 and subsequent periods, and the Company’s estimates of the effect of the correction of known accounting errors described in these forward-looking statements. Factors that could affect the Company’s forward-looking statements may include, among other things: changes to the Company’s 2001 financial statements in addition to those currently anticipated by the Company; and negative reactions to the delay caused by the requirement to restate our financial statements for material errors and the time necessary to complete the related re-audit from the Company’s senior lenders or holders of its senior subordinated notes. In addition, see the “Risk Factors” disclosure in the Company’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, respectively; however, the financial information in such reports should no longer be relied upon, because it will be restated.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Projections of future results should not be relied upon as a guarantee that those results will be obtained. Actual results will likely differ from our current projections and the differences may be material. Additionally, the Company is not obligated to make public indication of changes in its projections unless required under applicable disclosure rules and regulations.

In addition, as the re-audit and restatement of our 2001 financial statements have not been completed, the unaudited information presented herein may differ from our restated financial statements.

It is possible that the process of restating our prior period financial statements could require additional changes to the Company’s financial statements for 2001 or prior periods that individually or in the aggregate could be material to Dresser’s financial position, results of operations or liquidity.

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COMPANY CONTACT:

Stewart Yee

Director of Corporate Communications

(972) 361-9933

stewart.yee@dresser.com